Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120377, No. 333-97537, No. 333-97533, No. 33-96582, No. 33-96580, No. 333-34509, No. 333-91591 and No. 333-150037 of Canterbury Park Holding Corporation on Form S-8 of our report dated March 31, 2009 relating to the consolidated financial statements of Canterbury Park Holding Corporation, which report expressed an unqualified opinion appearing in this Annual Report on Form 10-K of Canterbury Park Holding Corporation for the year ended December 31, 2008.

Deloitte & Touche LLP

Minneapolis, Minnesota

March 31, 2009